Exhibit 99.1
WINDSTREAM'S UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial information presented below gives effect to the spin-off of certain telecommunications network assets of Windstream Holdings, Inc. (“Windstream”, “we” or “our”), including fiber and copper networks and other real estate, into an independent, publicly traded real estate investment trust (“REIT”). The spin-off also included substantially all of Windstream’s consumer competitive local exchange carrier (“CLEC”) business, which will continue to be operated by the REIT. The unaudited pro forma condensed consolidated financial information should be read in conjunction with Windstream’s annual report on Form 10-K as of and for its fiscal year ended December 31, 2014.

Pursuant to the plan of distribution and immediately prior to the effective time of the spin-off, Windstream contributed the telecommunications network assets and the consumer CLEC business to Communications Sales & Leasing, Inc. (“CS&L”), a wholly owned subsidiary of Windstream, in exchange for: (i) the issuance to Windstream of CS&L common stock of which 80.4 percent of the shares were distributed on a pro rata basis to Windstream’s stockholders, (ii) cash payment to Windstream in the amount of $1.035 billion and (iii) the distribution by CS&L to Windstream of approximately $2.5 billion of CS&L debt securities. After giving effect to the interest in CS&L retained by Windstream, each Windstream Holdings shareholder received one share of CS&L for every five shares of Windstream Holdings common stock held as of the record date of April 10, 2015 in the form of a tax-free dividend. An ex-date of April 27, 2015 was established by NASDAQ, and all trades through the close of business on April 24, 2015 carry the right to receive the distribution. No fractional shares were distributed in connection with the spin-off, with a cash payment being made in lieu of any fractional shares. In connection with the distribution, CS&L borrowed $2.140 billion through a new senior credit agreement. CS&L also issued debt securities in the private placement market to fund the cash payment and to issue its debt securities to Windstream, consisting of $1,110.0 million aggregate principal amount of 8.25 percent senior secured notes due April 15, 2023 and $400.0 million aggregate principal amount of 6.00 percent senior due October 15, 2023. The CS&L unsecured notes and the borrowings under CS&L’s new senior credit agreement were issued at a discount, and accordingly, at the date of distribution, CS&L issued to Windstream approximately $2.5 billion of its debt securities consisting of $970.2 million in term loans, $400.0 million in secured and $1,077.3 million in unsecured notes.

Upon completion of the spin-off, we amended our certificate of incorporation to decrease the number of authorized shares of common stock from 1.0 billion to 166.7 million and enacted a one-for-six reverse stock split with respect to all of our outstanding shares of common stock which became effective on April 26, 2015. All share data of Windstream Holdings presented has been retrospectively adjusted to reflect the effects of the decrease in its authorized shares and the reverse stock split, as appropriate.

The unaudited pro forma consolidated financial statements present the historical financial statements of Windstream adjusted to give effect to (i) the contribution of the telecommunications network assets and consumer CLEC business to CS&L; (ii) the issuance to Windstream Holdings of all the outstanding common stock of CS&L (approximately 149.8 million common shares in the aggregate); (iii) the effect of the debt-for-debt exchange and debt retirement; (iv) cash payment received by Windstream Holdings from CS&L; (v) the pro rata distribution to Windstream shareholders of 80.4 percent of the outstanding shares of CS&L common stock as a tax-free stock dividend based on a distribution ratio of one share of CS&L common stock for every five shares of Windstream common stock issued and outstanding with Windstream retaining a passive ownership interest in approximately 19.6 percent of the common stock of CS&L; (vi) the recognition of a lease obligation and related interest expense associated with a new master lease agreement between Windstream and CS&L; (vii) the adjustment of deferred income tax liabilities in conjunction with the spin-off and related transactions; (viii) related party revenues associated with a new wholesale master services agreement between Windstream and CS&L; and (ix) the effects of the reverse stock split.

The unaudited pro forma consolidated income statement for the year ended December 31, 2014 assumes the spin-off and related transactions occurred on January 1, 2014. The unaudited pro forma consolidated balance sheet assumes the spin-off and related transactions occurred on December 31, 2014.

The historical financial data has been adjusted to give pro forma effect to events that are directly attributable to the spin-off and related transactions, are factually supportable and for purposes of our consolidated statement of income are expected to have an ongoing effect. Our unaudited pro forma consolidated financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the above transactions as of the dates noted above.

Exhibit 99.1
WINDSTREAM'S UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to Windstream Holdings’ unaudited pro forma condensed consolidated financial statements. The following unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results Windstream Holdings may achieve in future periods or the historical results that would have been obtained had the spin-off and related transactions been completed on January 1, 2014 or as of December 31, 2014, as the case may be. Windstream Holdings’ unaudited pro forma consolidated financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

WINDSTREAM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2014

(Millions)	As Reported	Receipt of Cash Payment and Exchange of CS&L Debt Securities for Windstream Corp. Debt Securities		Other Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$27.8	$1,035.0	(A)	$(1,026.1)	(A)	$36.7
Accounts receivable, net of allowance for doubtful accounts	635.5	—		(1.9)	(B)	633.6
Current deferred income taxes	105.4	—		55.1	(C)	160.5
Other current assets	235.0	—		22.6	(D)	257.6
Investment in CS&L	—	—		840.4	(E)	840.4
Goodwill	4,352.8	—		(12.8)	(F)	4,340.0
Other intangibles, net	1,764.0	—		(14.5)	(B)	1,749.5
Net property, plant and equipment	5,412.3	—		—		5,412.3
Other assets	180.6	—		(15.3)	(G)	165.3
Total Assets	$12,713.4	$1,035.0		$(152.5)		$13,595.9
Liabilities
Current maturities of long-term debt	$717.5	$(711.5)	(G)	$—		$6.0
Current portion of long-term lease obligation	—	—		141.3	(H)	141.3
Advance payments and customer deposits	214.7	—		(1.2)	(B)	213.5
Other current liabilities	1,110.8	—		(1.2)	(B)	1,109.6
Long-term debt	7,934.2	(1,736.0)	(G)	(867.8)	(G)	5,330.4
Long-term lease obligation	—	—		4,990.5	(H)	4,990.5
Deferred income taxes	1,878.6	—		(1,499.6)	(C)	379.0
Other liabilities	632.8	—		(20.2)	(A)	612.6
Total liabilities	12,488.6	(2,447.5)		2,741.8		12,782.9

Shareholders' equity	224.8	3,482.5	(G)	(2,894.3)	(I)	813.0
Total Liabilities and Shareholders’ Equity	$12,713.4	$1,035.0		$(152.5)		$13,595.9

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

WINDSTREAM HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2014

(Millions, except per share amounts)	As Reported	Pro Forma Adjustments		Pro Forma
Revenues and sales:
Service revenues	$5,647.6	$(16.6)	(J)	$5,631.0
Product sales	181.9	—		181.9
Total revenues and sales	5,829.5	(16.6)		5,812.9
Costs and expenses:
Cost of services	2,719.3	(4.0)	(K)	2,715.3
Cost of products sold	156.6	—		156.6
Selling, general and administrative	983.8	—		983.8
Depreciation and amortization	1,386.4	14.6	(L)	1,401.0
Merger and integration costs	40.4	(15.4)	(M)	25.0
Restructuring charges	35.9	—		35.9
Total costs and expenses	5,322.4	(4.8)		5,317.6
Operating income	507.1	(11.8)		495.3
Other income, net	0.1	—		0.1
Interest expense	(571.8)	(346.3)	(N)	(918.1)
Loss from continuing operations before income tax benefit	(64.6)	(358.1)		(422.7)
Income tax benefit	(25.1)	(139.7)	(O)	(164.8)
Net loss	$(39.5)	$(218.4)		$(257.9)

Loss per share:
Basic and diluted	($.40)			($2.59)

Weighted average shares:
Basic	99.5			99.5
Diluted	99.5			99.5

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give effect to the spin-off and related transactions as discussed below.

Change in Organizational Structure - Effective February 28, 2015, Windstream Corporation was converted to a limited liability company. As a result, all issued and outstanding common stock of Windstream Corporation held by Windstream Holdings was converted into a 100 percent interest in Windstream Services, LLC (“Windstream Services”).

Debt Exchange - In conjunction with the spin-off, while still a wholly owned subsidiary of Windstream, CS&L issued to Windstream approximately $2.5 billion in CS&L debt securities consisting of $970.2 million in term loans, $400.0 million in secured and $1,077.3 million in unsecured notes. In connection with the spin-off transaction, Windstream entered into an exchange agreement (the “Exchange Agreement”), with J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. (together, the “Investment Banks”), and CS&L. Pursuant to the terms of the Exchange Agreement, Windstream agreed to transfer the CS&L debt securities and cash to the Investment Banks, in exchange for the transfer by the Investment Banks to Windstream of certain debt securities of Windstream Services consisting of approximately $1.9 billion aggregate principal amount of borrowings outstanding under Tranches A3, A4 and B4 of Windstream Services’ senior credit facility and $530.1 million aggregate principal amount of borrowings outstanding under the revolving line of credit held by the Investment Banks.

Long-term Lease Obligation - Windstream entered into a master lease agreement to lease back the telecommunication network assets from CS&L. Under terms of the master lease, Windstream will have the exclusive right to use the telecommunication network assets for an initial term of 15 years with up to four, five-year renewal options. CS&L will have the right, but not the obligation, upon Windstream’ s request, to fund capital expenditures of Windstream in an aggregate amount of up to $250.0 million for a maximum period of five years. If CS&L exercises this right, the lease payments under the master lease will be adjusted at a rate of 8.125% of the capital expenditures funded by CS&L during the first two years and at a floating rate based on CS&L’s cost of capital thereafter. Additionally, if CS&L agrees to fund the entire $250.0 million, the initial term of the master lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Windstream will be required to pay all property taxes, insurance, and repair or maintenance costs associated with the leased property. The master lease will provide for an annual rent of $650.0 million paid in equal monthly installments in advance and is fixed for the first three years. The effective interest rate on the long-term lease obligation is 10.15%. Thereafter, rent will increase on an annual basis at a base rent escalator of 0.5 percent. Future lease payments due under the agreement reset to fair market rental rates upon Windstream’s execution of the renewal options.

Due to various forms of continuing involvement, including Windstream Services remaining the legal counterparty to the various easements, permits and pole attachment agreements related to the telecommunication network assets, the transaction will be accounted for as a failed spin-leaseback. As a result, the net book value of the telecommunication network assets will continue to be reported in Windstream’s consolidated balance sheet and will be fully depreciated over the initial lease term of 15 years. Windstream will also record a lease obligation equal to the sum of the minimum future annual lease payments over the initial 15-year lease term discounted to the present value based on Windstream Services’ incremental borrowing rate. As annual payments are made, a portion of the payment will decrease the long-term lease obligation with the balance of the payment charged to interest expense using the effective interest method. The effective interest rate on the long-term lease obligation is 10.15%.

Recently Adopted Accounting Standards - As permitted, during the fourth quarter of 2014, Windstream early adopted authoritative guidance related to the reporting of discontinued operations. Because the consumer CLEC business does not represent for Windstream Holdings a strategic shift or major line of business, the consumer CLEC business does not qualify as a discontinued operation under the new accounting standards.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments
The adjustments reflect the following related to the spin-off and the related transactions:

(A)	In connection with the spin-off, CS&L made a cash payment to Windstream in the amount of $1,035.0 million. The other pro forma adjustments to cash and cash equivalents consist of the following:

(Millions)
Repayment of certain long-term debt obligations of Windstream Services	$(850.0)
Payment of call right premium	(38.5)
Payment to settle certain interest rate swaps	(22.7)
Payment of debt issuance costs on behalf of CS&L	(62.9)
Payment of transaction fees and expenses	(52.0)
Net decrease in cash and cash equivalents	$(1,026.1)

Windstream Services expects to incur approximately $52.0 million in fees and expenses in connection with completing the transaction, which may not be deductible for income tax purposes, and to pay $22.7 million to terminate the interest rate swaps which had a carrying value of $20.2 million. These costs have not been included as a pro forma adjustment to the condensed consolidated statement of income due to their non-recurring nature but have been recorded in the condensed consolidated balance sheet as of December 31, 2014.

(B)	To reflect the transfer of assets and liabilities from the consumer CLEC business to CS&L.

(C)	To adjust Windstream’s deferred tax assets and liabilities as follows:

(Millions)	Current Deferred Tax Assets	Non-Current Deferred Tax Liabilities
Adjust deferred income tax liabilities to reflect transfer of consumer CLEC business to CS&L	$—	$(5.5)
Adjust deferred income tax liabilities to reflect transfer of telecommunications network assets to CS&L	—	420.3
Adjust deferred income tax liabilities to reflect settlement of interest rate swaps	—	8.3
Adjust deferred income tax liabilities for taxable gains recognized in conjunction with the spin-off	—	15.8
Record deferred income tax asset for long-term term lease obligation	55.1	(1,946.3)
Adjust deferred income tax assets and related valuation allowances to reflect entity restructurings completed in conjunction with the spin-off	—	(8.3)
Adjust deferred income tax liabilities to reflect entity restructurings completed in conjunction with the spin-off	—	16.1
Net adjustment to deferred income taxes	$55.1	$(1,499.6)

(D)	Changes to other current assets consist of the following:

(Millions)
Adjustment to reflect transfer of consumer CLEC business to CS&L	$(0.3)
Record income tax benefits associated with loss on extinguishment of debt and payment to settle interest rate swaps	22.9
$22.6

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(E)
To reflect the retained 19.6% ownership interest in available-for-sale CS&L common stock recorded at fair value at the date of spin-off of $840.4 million (calculated based on the shares opening quoted market price on April 27, 2015). Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the spin-off, subject to market conditions, to retire additional Windstream Services debt.

(F)	In accordance with U.S. GAAP, this adjustment allocates, using the relative fair value method, reporting unit goodwill to the disposal of the consumer CLEC business.

(G)
The retirement of Windstream Services long-term debt from the approximate $2.5 billion tax-free debt exchange and the use of the cash payment received from CS&L in the spin-off comprised of the following debt obligations:

(Millions)
Senior secured credit facility - Tranche A3	$344.3
Senior secured credit facility - Tranche A4	255.0
Senior secured credit facility - Tranche B4	1,318.1
Senior secured credit facility - Revolving line of credit	530.1
Windstream Services - 8.125% notes due 2018	400.0
PAETEC Holding, LLC - 9.875% notes due 2018	450.0
3,297.5
Unamortized premium on long-term debt	17.8
Total debt retirement	$3,315.3

The other pro forma adjustments to long-term debt consist of the following:

(Millions)
Repayment in cash of certain long-term debt obligations of Windstream Services	$(850.0)
Write-off of unamortized premium on long-term debt extinguishment	(17.8)
$(867.8)

In conjunction with the spin-off, Windstream Services called for redemption of all of its $400.0 million aggregate principal amount of 8.125% senior unsecured notes due September 1, 2018, at a redemption price payable in cash equal to $1,040.63 per $1,000 principal amount of the notes, plus accrued and unpaid interest to the redemption date and PAETEC Holding, LLC, a direct, wholly-owned subsidiary of Windstream Services, called for redemption of all $450.0 million of the outstanding aggregate principal amount of 9.875% due 2018, at a redemption price payable in cash equal to $1,049.38 per $1,000 principal amount of the notes, plus accrued and unpaid interest to the redemption date.

In conjunction with the repayment of debt, Windstream Services terminated seven of its ten interest rate swaps designated as cash flow hedges of the variable cash flows paid on the senior secured credit facility. Upon termination of the seven interest rate swaps, Windstream Services reclassified from accumulated other comprehensive income to other income, net a loss of $0.6 million, net of tax, because the cash flows associated with the hedges going forward are no longer probable of occurring due to the amount of the debt retirement.

In connection with the spin-off, on April 24, 2015, Windstream Services amended its senior secured credit facility to extend the maturity of its revolving credit facility to April 24, 2020. Otherwise, the borrowing capacity under the amended revolving credit agreement was unchanged and provides for borrowings up to an aggregate principal amount of $1,250.0 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Windstream Services has accounted for the debt exchange and debt retirement as an extinguishment. The pretax loss on extinguishment of debt of $36.0 million (inclusive of the write-off of $15.3 million in unamortized debt issuance costs, the call right premium of $38.5 million and $17.8 million in unamortized premium on long-term debt and the loss on the termination of the interest rate swaps of $2.5 million) have not been included as a pro forma adjustment to the condensed consolidated statement of income due to its non-recurring nature but has been recorded in the condensed consolidated balance sheet as of December 31, 2014.

(H)	To reflect the long-term lease obligation, including the current portion of the liability, resulting from the master lease agreement with CS&L.

(I)	The other pro forma adjustments to shareholders' equity consist of the following:

(Millions)
Remove net assets of consumer CLEC business transferred to CS&L and related goodwill	$(27.1)
Record Windstream’s 19.6% retained interest in CS&L at fair value	840.4
Loss on extinguishment of debt and interest rate swaps	(38.5)
Payment of transaction fees and expenses	(114.9)
Record long-term lease obligation	(5,131.8)
Record income tax benefits associated with loss on extinguishment of debt and payment to settle interest rate swaps	22.9
Adjust current deferred income taxes for current portion of long-term lease obligation	55.1
Adjust deferred income taxes for effects of the spin-off and debt-related transactions	1,499.6
Net adjustment to shareholders’ equity	$(2,894.3)

(J)	To adjust service revenues as follows:

(Millions)
Remove revenues of consumer CLEC Business transferred to CS&L	$(36.0)
Record wholesale revenues from CS&L earned under the wholesale services Agreement	19.4
Net adjustment to service revenues	$(16.6)

In connection with the spin-off, Windstream entered into a wholesale reseller agreement with CS&L pursuant to which Windstream Holdings and its affiliates will provide to CS&L for an agreed upon charge network transport services to the consumer CLEC business. Wholesale revenues earned by Windstream were estimated to be $19.4 million for the year ended December 31, 2014 based on the pricing for the services provided to CS&L under terms of the wholesale reseller agreement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(K)	To adjust cost of service as follows:

(Millions)
Remove expenses of consumer CLEC business transferred to CS&L	$(19.0)
Record interconnection and leased network facilities costs incurred by Windstream to provide network transport services to CS&L	15.0
Net adjustment to cost of service	$(4.0)

In providing network transport services to CS&L under the wholesale reseller agreement, Windstream will incur interconnection and leased network facilities costs estimated to be $14.8 million for the year ended December 31, 2014 based on the historical amount of these expenses incurred by the consumer CLEC business in providing service to its customers.

(L)	To adjust depreciation and amortization expense as follows:

(Millions)
Record additional depreciation expense to fully depreciate the telecommunications network assets at the end of the initial 15-year lease term	$19.2
Adjust amortization expense to reflect consumer CLEC business customer lists transferred to CS&L	(4.6)
Net adjustment to depreciation and amortization expense	$14.6

(M)	To eliminate non-recurring transaction costs and expenses incurred during the period that directly related to the spin-off.

(N)
To reflect the interest expense associated with the long-term lease obligation, net of reduction in interest expense, due to the retirement of existing debt. The net increase in interest expense was computed as follows:

(Millions)
Interest expense - Long-term lease obligation	$508.7
Interest expense - Senior secured credit facility	(82.0)
Interest expense - Windstream Services - 8.125% notes due 2018	(33.8)
Interest expense - PAETEC Holding, LLC - 9.875% notes due 2018	(38.0)
Interest expense - Interest rate swaps	(8.6)
Net increase in interest expense	$346.3

(O)	The pro forma adjustments were tax effected using the Windstream Holdings estimated statutory tax rate of 39.0%.